Shire Pharmaceuticals Group plc
Hampshire International Business Park,
Chineham, Basingstoke RG24 8EP  UK
Tel +44 1256 894000 Fax +44 1256 894708
http://www.shire.com


Stock Exchange Announcement
21 March 2003


Shire Pharmaceuticals Group plc (the "Company")

The Company announces that on 20 March 2003 awards were made to the following directors to acquire the following number of ordinary shares of (pound)0.05p each in the Company at a price of (pound)3.582p per share pursuant to the rules of the Shire Pharmaceuticals Group plc Long Term Incentive Plan ("LTIP"):

Director                        LTIP Award
M W Emmens                      80,960
A C Russell                     44,667
Dr J W Totten                   47,459

The LTIP awards are subject to performance criteria and, subject to the satisfaction of those criteria, will be released to participants in the Plan in 2007.

As a result of the above Mr Emmens, Mr Russell and Dr Totten have an interest in 1,025,970, 615,520 and 876,628 shares in the Company respectively. Previous LTIP awards were made to both Mr Russell and Dr Totten on 4 March 2002.


T May
Company Secretary

For further information please contact:

Gordon Ngan - Investor Relations                    +44 1256 894 160

Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a rapidly growing international emerging pharmaceutical company with a strategic focus on four therapeutic areas
- central nervous system disorders (CNS), gastro intestinal (GI), oncology, and anti-infectives. Shire also has three platform technologies: advanced drug delivery, lead optimisation for small molecules and Biologics. Shire's core strategy is based on research and development combined with in-licensing and a focus on eight key pharmaceutical markets.

For further information on Shire, please visit the Company's website: www.shire.com